K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

August 18, 2025

Direxion Shares ETF Trust

535 Madison Avenue

37th Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Direxion Shares ETF Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 437 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-150525; 811-22201) (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about August 18, 2025, registering an indefinite number of shares of beneficial interest in the series listed on Schedule A (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the prospectuses and statements of additional information (collectively, the “Prospectus”) filed as part of the Post-Effective Amendment;

(ii)	the Trust’s certificate of trust, governing instrument, and by-laws in effect on the date of this opinion letter;

(iii)

the resolutions adopted by the trustees of the Trust relating to the Post-Effective Amendment, the establishment and designation of the Shares of the series and the authorization for issuance and sale of the Shares; and

(iv)	the relief issued by the Commission from the federal securities laws, including under Rule 6c-11 under the Investment Company Act (“Relief”).

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

August 18, 2025

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have also assumed compliance by the applicants with the applicable Relief. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectus, will be validly issued, and (2) such purchasers will have no obligation to make any further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “Legal Counsel” in the Prospectus. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

August 18, 2025

Schedule A

Direxion Daily S&P Top 20 US Stocks Bull 2X ETF

Direxion Daily S&P Top 20 US Stocks Bear 1X ETF

Direxion Daily Qs Top 30 Stocks Bull 2X ETF

Direxion Daily Qs Top 30 Stocks Bear 1X ETF

Direxion Daily Gold Miners Top 5 Bull 2X ETF

Direxion Daily Gold Miners Top 5 Bear 1X ETF

Direxion Daily ABNB Bear 1X ETF

Direxion Daily ABNB Bull 2X ETF

Direxion Daily ADBE Bear 1X ETF

Direxion Daily ADBE Bull 2X ETF

Direxion Daily CRM Bear 1X ETF

Direxion Daily CRM Bull 2X ETF

Direxion Daily DAL Bear 1X ETF

Direxion Daily DAL Bull 2X ETF

Direxion Daily GM Bear 1X ETF

Direxion Daily GM Bull 2X ETF

Direxion Daily LUV Bear 1X ETF

Direxion Daily LUV Bull 2X ETF

Direxion Daily MRVL Bear 1X ETF

Direxion Daily MRVL Bull 2X ETF

Direxion Daily NKE Bear 1X ETF

Direxion Daily NKE Bull 2X ETF

Direxion Daily ORCL Bear 1X ETF

Direxion Daily ORCL Bull 2X ETF

Direxion Daily PDD Bear 1X ETF

Direxion Daily PDD Bull 2X ETF

Direxion Daily RDDT Bear 1X ETF

Direxion Daily RDDT Bull 2X ETF

Direxion Daily RKLB Bear 1X ETF

Direxion Daily RKLB Bull 2X ETF

Direxion Daily SBUX Bear 1X ETF

Direxion Daily SBUX Bull 2X ETF

Direxion Daily SONY Bear 1X ETF

Direxion Daily SONY Bull 2X ETF

Direxion Daily TGT Bear 1X ETF

Direxion Daily TGT Bull 2X ETF

Direxion Daily TXN Bear 1X ETF

Direxion Daily TXN Bull 2X ETF

Direxion Daily UAL Bear 1X ETF

Direxion Daily UAL Bull 2X ETF

Direxion Daily UNH Bear 1X ETF

Direxion Daily UNH Bull 2X ETF

Direxion Daily WMT Bear 1X ETF

Direxion Daily WMT Bull 2X ETF